EXHIBIT 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS THIRD QUARTER FISCAL 2014 RESULTS
•	Comparable Store Sales Increase 4.8%
•	Square Footage Increases 7.3%
•	EPS Impacted By Shift in Fiscal Calendar

BIRMINGHAM, Ala. (November 22, 2013) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the third quarter ended November 2, 2013.

Third Quarter Results
Net sales for the 13-week period ended November 2, 2013 increased 2.5% to $208.0 million compared with $202.9 million for the 13-week period ended October 27, 2012.  Comparable store sales increased 4.8% on a calendar basis (comparable 13-week period).  The 53rd week last year  resulted in a calendar shift and as a result, revenue was approximately $14 million (7.1%) lower in the third quarter compared to the reported period last year.

Gross profit was 36.8% of net sales for the 13-week period ended November 2, 2013, compared with 37.2% for the 13-week period ended October 27, 2012.

Store operating, selling and administrative expenses were 21.9% of net sales for the 13-week period ended November 2, 2013, compared with 20.7% of net sales for the 13-week period ended October 27, 2012.

Net income for the 13-week period ended November 2, 2013 decreased 9.0% to $17.3 million compared with $19.0 million for the 13-week period ended October 27, 2012.  Earnings per diluted share decreased 7.0% to $0.66 for the 13-week period ended November 2, 2013, compared with $0.71 for the 13-week period ended October 27, 2012.  The week shift associated with the fiscal calendar resulted in an approximate $0.11 reduction in earnings per diluted share for the period ended November 2, 2013.

Fiscal Year to Date Results
Net sales for the 39-week period ended November 2, 2013 increased 5.5% to $634.2 million compared with $601.3 million for the 39-week period ended October 27, 2012.  Comparable store sales increased 1.8% on a calendar basis (comparable 39-week period).

Gross profit was 36.5% of net sales for the 39-week period ended November 2, 2013, compared with 36.7% for the 39-week period ended October 27, 2012.

Store operating, selling and administrative expenses were 21.2% of net sales for the 39-week period ended November 2, 2013, compared with 20.9% of net sales for the 39-week period ended October 27, 2012.

Net income for the 39-week period ended November 2, 2013 was $54.0 million compared with $53.2 million for the 39-week period ended October 27, 2012.  Earnings per diluted share increased 3.0% to $2.05 for the 39-week period ended November 2, 2013, compared with $1.99 for the 39-week period ended October 27, 2012.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We delivered solid comparable store sales in the quarter driven by a strong Back to School led by improved performance in footwear, apparel, and accessories.  Demand for our fall assortment has been positive as well, and we are well positioned going into the holiday season.  We continue to be encouraged by the pace and performance of new store openings, and feel confident that our investments in the business will provide a solid foundation for future success."

For the quarter, Hibbett opened 16 new stores, expanded 4 high performing stores and closed 4 underperforming stores, bringing the store base to 904 in 31 states as of November 2, 2013. For Fiscal 2014, the Company expects to open 72 to 75 new stores, expand approximately 15 high performing stores and close 17 to 20 stores.

Liquidity and Stock Repurchases
Hibbett ended the third quarter of Fiscal 2014 with $69.9 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the third quarter, the Company repurchased 134,406 shares of common stock for a total expenditure of $7.1 million.  Approximately $230.9 million of the total authorization remained for future stock repurchases as of November 2, 2013.

Fiscal 2014 Outlook
The Company narrowed its guidance for the 52 weeks ending February 1, 2014, to earnings per diluted share in the range of $2.68 to $2.77, and an increase in comparable store sales (on a calendar basis) in the low single-digit range.  This compares to previous guidance of earnings per diluted share in the range of $2.65 to $2.77, and an increase in comparable store sales (on a calendar basis) in the low single-digit range.  Please note that Fiscal 2013 had an approximate $0.07 benefit in earnings per diluted share due to the 53rd week.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 22, 2013, to discuss third quarter Fiscal 2014 results.  The number to call for the live interactive teleconference is (212) 231-2921.  A replay of the conference call will be available until November 29, 2013, by dialing (402) 977-9140 and entering the passcode, 21646060.

The Company will also provide an online Web simulcast and rebroadcast of its third quarter Fiscal 2014 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, or www.streetevents.com, on November 22, 2013, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for one year.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, sales trends, margin trends, the effects of calendar shifts, earnings per diluted share and comparable store sales.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on April 1, 2013 and in our Quarterly Reports on Form 10-Q filed on June 10, 2013 and September 9, 2013. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net sales	$207,971	$202,934	$634,198	$601,293
Cost of goods sold, distribution center and store occupancy costs	131,483	127,494	402,907	380,900
Gross profit	76,488	75,440	231,291	220,393
Store operating, selling and administrative expenses	45,496	41,933	134,251	125,705
Depreciation and amortization	3,549	3,207	10,193	9,613
Operating income	27,443	30,300	86,847	85,075
Interest expense, net	55	39	142	127
Income before provision for income taxes	27,388	30,261	86,705	84,948
Provision for income taxes	10,138	11,296	32,700	31,725
Net income	$17,250	$18,965	$54,005	$53,223

Net income per common share:
Basic earnings per share	$0.67	$0.73	$2.09	$2.03
Diluted earnings per share	$0.66	$0.71	$2.05	$1.99

Weighted average shares outstanding:
Basic	25,823	26,125	25,893	26,234
Diluted	26,282	26,613	26,309	26,738

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	November 2, 2013	February 2, 2013
Assets
Cash and cash equivalents	$69,937	$76,911
Accounts receivable, net	6,785	5,954
Inventories, net	230,172	221,378
Prepaid expenses and other	21,734	17,371
Total current assets	328,628	321,614
Property and equipment, net	81,169	49,076
Other assets	6,430	6,641
Total assets	$416,227	$377,331

Liabilities and Stockholders' Investment
Accounts payable	$93,164	$102,021
Short-term capital leases	682	714
Accrued expenses	18,351	15,980
Total current liabilities	112,197	118,715
Non-current liabilities	18,735	19,489
Stockholders' investment	285,295	239,127
Total liabilities and stockholders' investment	$416,227	$377,331

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Sales Information
Net sales increase	2.5%	9.6%	5.5%	10.9%
Comparable store sales increase	4.8%[1]	6.4%[2]	1.8%[1]	7.7%[2]

Store Count Information
Beginning of period	892	837	873	832
New stores opened	16	13	42	27
Stores closed	(4)	(2)	(11)	(11)
End of period	904	848	904	848

Stores expanded	4	4	11	10
Estimated square footage at end of period (in thousands)	5,216	4,860

Balance Sheet Information
Average inventory per store	$254,615	$244,437

Share Repurchase Program
Shares	134,406	206,729	344,197	700,132
Cost (in thousands)	$7,142	$11,822	$18,771	$38,843

1) Represents the increase in comparable store sales for the period ended November 3, 2012 to the period ended November 2, 2013.
2) As originally reported for the period ended October 27, 2012.

Due to the 53rd week in Fiscal 2013, each quarter in Fiscal 2014 starts one week later than the same quarter in Fiscal 2013. The chart below presents comparable store sales for Fiscal 2013 as originally reported and as adjusted to represent the same 13-week period as the Fiscal 2014 quarters.

	Fiscal 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	11.1%	4.8%	6.4%	4.9%	6.9%
Comparable store sales increase (adjusted for week shift)	8.6%	12.5%	-0.7%	4.4%	6.0%
Impact of week shift	-2.5%	7.7%	-7.1%	-0.5%	-0.9%

END OF EXHIBIT 99.1